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FOR IMMEDIATE RELEASE

EDITOR'S CONTACT:

Tom Anderson
QLogic Corporation
Phone: 714/668-5092
Fax: 714/668-5090
E-mail: t_anderson@qlc.com


                 LIEBL RETIRES AS CHAIRMAN OF QLOGIC CORPORATION

COSTA MESA, Calif., May 21, 1999 - QLogic Corp. (NASDAQ:QLGC) announces the retirement of its first Chairman of the Board, Gary E. Liebl. Mr. Liebl has served as the company's Chairman since February of 1993, when it was spun out of Emulex Corporation as a separate public company. During those six years, the company has become a leader in pioneering the introduction of Fibre Channel technology and the market capitalization of QLogic has grown from about $35 million to approximately $2.0 billion.

"I am extremely proud of the QLogic team and the company's tremendous accomplishments over the past six years," stated Mr. Liebl. "QLogic is a unique and remarkable success story. While I had not intended to participate for more than one year after the `spin,' I remained during the critical growth years. The company now has undeniable success momentum and a management team qualified to take it to the next level. This is an excellent time for me to step aside. I look forward to finally having the additional time I desire for not-for-profit endeavors and more time in Maui for my wife and myself."

"As a board member of Emulex Corporation, Mr. Liebl was asked in 1992 to lead the planning and implementation of the creation of QLogic," according to George Wells, a company director. "In the process, he recruited the board of directors, all but one of whom are still involved. He also recruited the CEO, H.K. Desai, and has actively and very effectively supported management in key, strategic respects throughout the past five years. His skills including those involving corporate governance, will be missed."

"Gary and I have collaborated very closely since I was selected President in 1995," stated H.K. Desai. "As a new CEO of a public company, our close interaction and his participation allowed QLogic to make critical strategic decisions quickly and effectively. I respect Gary immensely and will miss his participation at QLogic."

The Board of QLogic has elected H.K. Desai as the new Chairman of the Board.

ABOUT QLOGIC

QLogic Corporation is a leading designer and supplier of semiconductor and board-level I/O and enclosure management products. The company's products provide high-performance
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interface connections for computer systems and their attached data storage peripherals, such as hard disk drives, tape drives and RAID subsystems. In addition, QLogic provides enclosure management products that monitor and communicate management information related to components that are critical to computer system and storage subsystem reliability and availability. QLogic's highly integrated, fully featured solutions are targeted at the computer system, storage device and storage subsystem marketplaces.

The company is utilizing its expertise to develop products for emerging standards such as Fibre Channel and Ultra3, as well as, SAF-TE, SES, and IPMI enclosure management solutions.

For more information about QLogic and its product lines, contact QLogic Corp., 3545 Harbor Blvd., Costa Mesa, CA 92626; telephone: 800/662-4471 (sales); 714/438-2200 (corporate); fax: 714/668-5008; home page http://www.qlc.com

With the exception of historical information, the statements set forth above include forward-looking statements that involve risks and uncertainties. The Company wishes to advise readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include new and changing technologies and customer acceptance of those technologies; a change in semiconductor foundry capacity or conditions; fluctuations in the growth of I/O markets; fluctuations or cancellations in orders from OEM customers; the Company's ability to compete effectively with other companies; cancellation of OEM products associated with design wins; and reductions in the need for space and increased costs of operations due to facility relocations. Carrying additional expansion space may increase costs and adversely impact future earnings.

These and other factors which could cause actual results to differ materially are also discussed in the company's filings with the Securities and Exchange Commission, including its recent filings on Form S-3, Form 10-K, and Form 10-Q.

Trademarks and registered trademarks are the property of the companies with which they are associated.

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